Exhibit 4.2

Form of Warrant

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Holder:	_________________________________

Corporation:	Alcis Health, Inc., a Delaware corporation (the “Company”)

Class of Stock:	$0.001 par value Common Stock (“Common Stock”)

Warrant Shares:	( ) shares of Common Stock

Warrant Price:	$ . per share

Issue Date:	March 31, 2006

Effective Date:	March 31, 2006

Expiration Date:	, 2016

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, Holder is entitled, on or after the Effective Date, to purchase the Warrant Shares, which shall be fully paid and nonassessable shares of the Company’s Common Stock, at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this Warrant by delivering to the principal office of the Company a duly executed Notice of Exercise in substantially the form attached as Appendix 1.

1.2 Delivery of Certificate and New Warrant. Promptly after Holder exercises this Warrant, the Company shall deliver to Holder certificates for the Warrant Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new Warrant representing the Warrant Shares not so acquired.

1.3 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company, at Holder’s expense, shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.4 Sale, Merger, or Consolidation of the Company.

1.4.1 “Acquisition.” For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company.

1.4.2 Assumption of Warrant. Upon the closing of any Acquisition the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Warrant Shares issuable upon exercise of the unexercised portion of this Warrant as if such Warrant Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly.

ARTICLE 2. ADJUSTMENTS

The Warrant Price and the number of Warrant Shares are subject to adjustment from time to time as follows:

2.1. Reclassification, etc. If the Company, at any time while this Warrant, or any portion thereof, remains outstanding and unexpired, by reorganization or reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reorganization or reclassification or other change and the Warrant Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Article 2.

2.2. Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant, or any portion thereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, then (i) in the case of a split or subdivision, the securities issuable upon exercise of this Warrant shall be proportionately increased and the Warrant Price shall be correspondingly proportionately decreased so that this Warrant has the same aggregate exercise price, and (ii) in the case of a combination, the securities issuable upon exercise of this Warrant shall be proportionately decreased and the Warrant Price shall be correspondingly proportionately increased so that this Warrant has the same aggregate exercise price.

2.3. Adjustments for Distributions in Stock or Other Securities or Property. If while this Warrant, or any portion hereof, remains outstanding and unexpired the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend or otherwise, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Article 2.

2.4 Adjustments for Diluting Issuances. The Warrant Price is subject to downward adjustment in the event of certain stock issuances by us as follows. To the extent that shares of Common Stock are sold for less than $2.00 per share (as adjusted for intervening stock splits, reverse stock splits, common stock dividends, and other like events), other than the “Excluded Issuances” described below, the Warrant Price shall correspondingly reduced. For example, if such shares are sold for $1.30 per share, the Warrant Price shall be reduced by $0.70 ($2.00 less $1.30). Excluded Issuances are (i) shares issued pursuant to the Company’s 2004 Stock Plan not to exceed 1,300,000 shares or any greater amount approved by a vote of the Common Stock, voting as a separate class (as adjusted for any stock split, stock dividend or recapitalization or like event of the Company), (ii) shares issued as placement fees relating to the sale of Common Stock, (iii) shares given in conjunction with the purchase of technology from the patent holder/manufacturer of Company products, (iv) shares issued pursuant to the approval by a two-thirds vote of Common Stock shareholders, voting as a separate class (as adjusted for any stock split, stock dividend or recapitalization or like event of the Company) which approval includes that the warrant exercise prices not be adjusted. If the Warrant Price is adjusted pursuant to this Section 2.4, then the number of Warrant Shares shall be proportionately increased so that this Warrant has the same aggregate exercise price.

2.5 No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.6 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.7 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder that all Warrant Shares which may be issued upon the exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon any class or series of its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of any class or series of its stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company will use commercially reasonable efforts to give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

ARTICLE 4. MISCELLANEOUS.

4.1 Term; Notice of Expiration. This Warrant is exercisable, in whole or in part, at any time and from time to time beginning on or after the Effective Date through any time on or before the Expiration Date set forth above.

4.2 Legends. This Warrant and the Warrant Shares (and the securities issuable, directly or indirectly, upon conversion of the Warrant Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

4.3 Compliance with Securities Laws on Transfer. This Warrant and the Warrant Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).

4.4 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.

4.5 Waiver and Amendment. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company or the Holder of the Warrant against which enforcement of such change, waiver, discharge or termination is sought; provided, however, that this Warrant may also be amended by an instrument in writing signed by the Company and approved by holders of warrants similar to this Warrant whose warrants comprise a majority of the sum of the number of Warrant Shares covered by all such warrants. An amendment of rights, preferences, or privileges of the Common Stock, shall not be treated as an amendment of this Warrant.

4.6 Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.7 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

4.8 Assignment and Transfer of Warrant. This Warrant may be transferred to “affiliates” of the Holder, as defined in Rule 405, as promulgated by the Securities and Exchange Commission or, with the prior written consent of the Company, to other persons, provided that such transferee agrees to be bound by the other restrictions on transfer applicable to the Warrant Shares.

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4.9 Entire Agreement. ALCiS Health, Inc., a California corporation (ALCiS-CA”), had granted a similar warrant (the “Prior Warrant”) to Holder which this Warrant replaces in connection with a reverse triangular merger involving ALCiS-CA and the Company. This Warrant constitutes the entire agreement and understanding of the Holder and Company concerning its subject matter, superseding all prior agreements and understandings, whether written or oral, concerning such subject matter, including the Prior Warrant which is hereby terminated..

IN WITNESS WHEREOF, the Company and Holder have signed their names below, effective on the effective date listed above.

“COMPANY”

ALCiS Health, Inc., a Delaware Corporation

By:
Brian Berchtold, Chief Executive Officer

HOLDER

By:
Signature

Printed Name

If Holder is an Entity:

Name of Entity

Title of Signatory at Entity

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase              shares of the Common Stock of Alcis Health, Inc., a Delaware corporation, pursuant to the terms of the attached Warrant, and submits payment of the purchase price of such shares in full.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Signature)

(Date)

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